EXHIBIT 99.1

PRESS RELEASE

                          Contact:
                          Amy Ford
                          Director of Investor Relations
                          Cabot Microelectronics Corporation
                                                 (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR FOURTH QUARTER AND FULL FISCAL YEAR 2010
▪	Annual Revenue Growth of 40 Percent
▪	Annual Gross Profit Margin of 49.9 Percent of Revenue
▪	Annual Earnings Per Share of $2.13
▪	Strong Balance Sheet with $254 Million of Cash and No Debt

AURORA, IL, October 28, 2010 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its fourth quarter and full fiscal year 2010, which ended September 30.

Total revenue during the fourth fiscal quarter was $110.3 million, which represents the company’s fourth consecutive quarter of record revenue.  The company’s fourth quarter revenue reflects an increase of 14.3 percent compared to the same quarter last year and an increase of 8.5 percent compared to the prior quarter, on continued strong demand for the company’s products.  The company achieved a gross profit margin of 48.7 percent of revenue in the fourth fiscal quarter, diluted earnings per share of $0.66, including approximately $0.09 associated with a lower quarterly effective tax rate, and cash flow from operations of $21.1 million. For the full fiscal year, total revenue was a record $408.2 million, which represents an increase of 40.1 percent compared to fiscal year 2009, gross profit margin was 49.9 percent of revenue, diluted earnings per share were a record $2.13 and cash flow from operations was $88.4 million. The company’s balance sheet reflects a cash balance of $254.2 million and no debt outstanding as of September 30, 2010.

“We are very pleased with our quarterly and full year results in what has been a banner year for Cabot Microelectronics.  Our dedication to our strategic initiatives along with our commitment to bolstering our global presence has allowed us to achieve record revenue for the fourth consecutive quarter. With what we see as a continued robust global industry environment, strong electronics end-demand, and fab utilization reaching an all time high, we believe we are well positioned for continued strong performance in the near term.  Over the longer term, we are optimistic that ongoing capital additions by our customers and our robust pipeline of new products will provide continued higher earnings potential for the Company,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “During the year, we achieved strong gross profit margin performance and the best full year gross profit margin results in six years, driven by solid utilization of our manufacturing capacity, successful execution of productivity initiatives and a disciplined pricing strategy, as well as continued growth in our CMP pad business.”

Mr. Noglows continued, “Our continued investment in the Asia Pacific region supports our strategic priority to focus on this important geographic area.  In fiscal 2011, we plan to continue to expand both our customer relationships and supply capabilities in this region, as well as globally.  Our goal is to continue strengthening and growing our core CMP consumables business by leveraging our CMP expertise and global infrastructure to better serve our customers.”

Key Financial Information

Total fourth fiscal quarter revenue of $110.3 million represents a 14.3 percent increase from the $96.5 million reported in the same quarter last year and an 8.5 percent increase from $101.7 million in the prior quarter.  The increase in revenue from the same quarter last year primarily reflects increased demand for the company’s IC CMP slurry and polishing pad products.  Compared to the prior quarter, revenue increased across all business areas and all geographic regions.

Total revenue for the full fiscal year was $408.2 million, which represents a 40.1 percent increase from fiscal year 2009.  Revenue for the company’s CMP slurry products, CMP polishing pads and engineered surface finishes business all increased from the prior year.

Gross profit, expressed as a percentage of revenue, was 48.7 percent this quarter, compared to 48.4 percent in the same quarter a year ago and 49.1 percent in the prior quarter. Compared to the year ago quarter, gross profit percentage increased primarily due to a higher valued product mix and increased utilization of the company’s manufacturing capacity, partially offset by higher fixed costs and unfavorable foreign exchange effects.  The decrease in gross profit percentage versus the third fiscal quarter was primarily due to the timing of unfavorable production related variances and the impact of unfavorable foreign exchange effects, largely offset by increased utilization of the company’s manufacturing capacity and a higher valued product mix.

Gross profit margin for the full fiscal year was 49.9 percent of revenue, which is near the upper end of the company’s guidance range for full fiscal year 2010 of 46 to 50 percent of revenue.  Gross profit margin increased from 44.1 percent of revenue in fiscal 2009 primarily due to higher sales volume and increased utilization of the company’s manufacturing capacity, partially offset by higher fixed costs and unfavorable foreign exchange effects.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $32.7 million in the fourth fiscal quarter, representing a $4.7 million, or 16.8 percent, increase from $28.0 million in the same quarter a year ago.  The increase was driven primarily by higher variable incentive compensation costs, as well as higher travel expenses and professional fees, including costs to enforce the company’s intellectual property.  Operating expenses were $1.8 million lower than the $34.5 million reported in the previous quarter, mostly due to lower professional fees, including costs to enforce the company’s intellectual property, and lower staffing related costs, partially offset by higher travel expenses.

For the full year, total operating expenses were $129.5 million, which represents a $17.1 million, or 15.2 percent, increase from the $112.4 million reported in fiscal 2009. The increase was driven primarily by higher variable incentive compensation expense, higher professional fees, including costs to enforce the company’s intellectual property, and higher travel expenses.  These cost increases were partially offset by the absence of two specific pre-tax expense items recorded in fiscal year 2009, including a $1.4 million write off of in-process research and development expense related to the company’s acquisition of Epoch Material Company and a $1.1 million impairment expense related to certain research and development equipment, as well as a $0.9 million decrease in bad debt expense.

Net income for the quarter was $15.3 million, up from $12.2 million in the same quarter last year and up from $10.1 million in the prior quarter, mainly due to the higher level of revenue. In addition, net income in the fourth fiscal quarter benefited from a significantly lower effective tax rate based on the company’s assertion of permanent investment of a portion of its foreign earnings outside of the U.S.  Net income for the full fiscal year was a record $49.5 million, up from $11.2 million in fiscal 2009 on the higher level of revenue and gross profit percentage, partially offset by higher operating expenses.

Diluted earnings per share were $0.66 this quarter, including approximately $0.09 associated with the lower quarterly effective tax rate, up from $0.52 reported in the fourth quarter of fiscal 2009 and $0.43 reported in the previous quarter.  Earnings per share for full fiscal year 2010 were $2.13, which also includes the $0.09 impact of the lower effective tax rate.  Full year earnings per share represent a record level for the company, and are up over 300 percent from the $0.48 reported in the previous fiscal year.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 783-2139. Callers outside the U.S. can dial (857) 350-1598. The conference code for the call is 58949572.  A replay will be available through November 26, 2010 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  The company’s mission is to create value by developing reliable and innovative solutions, through close customer collaboration, that solve today’s challenges and help enable tomorrow’s technology.  Since becoming an independent public company in 2000, the company has grown to approximately 925 employees on a global basis.  For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended June 30, 2010 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2009, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009

Revenue	$110,318	$101,655	$96,513	$408,201	$291,372

Cost of goods sold	56,590	51,759	49,775	204,704	162,918

Gross profit	53,728	49,896	46,738	203,497	128,454

Operating expenses:

Research, development & technical	13,454	12,875	12,514	51,818	48,150

Selling & marketing	7,024	7,009	5,798	26,885	22,239

General & administrative	12,202	14,637	9,673	50,783	40,632

Purchased in-process research and development	-	-	-	-	1,410

Total operating expenses	32,680	34,521	27,985	129,486	112,431

Operating income	21,048	15,375	18,753	74,011	16,023

Other income (expense), net	(527)	172	(712)	(734)	599

Income before income taxes	20,521	15,547	18,041	73,277	16,622

Provision for income taxes	5,231	5,450	5,871	23,819	5,435

Net income	$15,290	$10,097	$12,170	$49,458	$11,187

Basic earnings per share	$0.67	$0.44	$0.53	$2.14	$0.48

Weighted average basic shares outstanding	22,821	23,143	23,137	23,084	23,079

Diluted earnings per share	$0.66	$0.43	$0.52	$2.13	$0.48

Weighted average diluted shares outstanding	23,002	23,478	23,248	23,273	23,096

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	September 30,	September 30,
	2010	2009
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$254,164	$199,952
Accounts receivable, net	57,456	53,538
Inventories, net	51,896	44,940
Other current assets	17,513	18,422
Total current assets	381,029	316,852

Property, plant and equipment, net	115,811	122,782
Other long-term assets	74,916	75,510
Total assets	$571,756	$515,144

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$17,521	$15,182
Capital lease obligations	1,296	1,210
Accrued expenses and other current liabilities	34,513	23,144
Total current liabilities	53,330	39,536

Capital lease obligations	12	1,308
Other long-term liabilities	4,071	3,571
Total liabilities	57,413	44,415

Stockholders' equity	514,343	470,729
Total liabilities and stockholders' equity	$571,756	$515,144